AMENDMENT TO
EMPLOYMENT AGREEMENT OF NIALL MOORE

Reference is hereby made to the Employment Agreement (the "Employment Agreements"), made as of May 6, 2007, between PolyMet Mining Corp. (the "Company") and Niall Moore (the "Employee").

Paragraph 4.1 of the Employment Agreement is hereby deleted and replaced with the following:

> 4.1 Base Salary. Effective January 1, 2008, the Company agrees to pay Employee an annual base salary of CDN$165,000 (referred to hereinafter as the "Annual Salary"), less statutory deductions and tax withholdings, payable monthly in arrears. Employee's Annual Salary shall be reviewed at least annually and may be increased, but not decreased, consistent with general compensation increases for the Company's employees and as appropriate in light of the performance of Employee and the Company.

Dated effective this 25th day of January, 2008.

POLYMET MINING CORP.

Per: ______________________
Authorized Signatory

SIGNED, SEALED and DELIVERED by the Employee in the presence of:

STEPHANIE HUNTER
Name

9-288 ST. DAVIDS AVE.
Address

NORTH VANCOUVER, BC

MANAGER, CORPORATE OPERATIONS
Occupation

____
NIALL MOORE

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of May 6, 2007, is by and between **POLYMET MINING CORP**., a corporation duly organized and existing under the laws of British Columbia, Canada (the "**Company**"), and **NIALL MOORE** ("**Employee**").

WHEREAS, the Company has employed the Employee;

AND WHEREAS the Company and the Employee wish to enter into this Agreement to record the terms and conditions upon which the Employee is to be employed by the Company;

AND WHEREAS this Agreement is to supersede and replace all existing agreements between the Company and the Employee in respect of the employment of the Employee by the Company or the provision of services to the Company by the Employee.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1
EMPLOYMENT AND SERVICES

1.1 The Company agrees to employ Employee, and Employee agrees to serve the Company as its Group Controller and Corporate Secretary and Chief Financial Officer of Poly Met Mining, Inc., the Company's wholly owned subsidiary.

ARTICLE 2
TERM OF EMPLOYMENT

2.1 This employment of the Employee under the terms of this Agreement shall be for an indefinite term until terminated as provided for herein.

ARTICLE 3
DUTIES, AUTHORITY AND LOCATION

3.1 Duties and Responsibilities. The Employee will serve the Company diligently and faithfully in the performance of the duties and responsibilities of the Employee in the position set forth in Section 1.1. The Employee's duties shall include such duties and responsibilities as the Company may reasonably prescribe within the scope of the Employee's capacity as the position set forth in Section 1.1. The Employee will report directly to the Chief Financial Officer of the Company. The Employee will carry out the duties and responsibilities of the Employee in a good and faithful manner, using his best efforts to advance the interests of the Company. The Employee agrees to, except as approved by the President, devote all of the Employee's working time to the business and affairs of the Company, or to such other Affiliate of the Company as directed by the Company.

3.2 Location of Performance. Employee's principal place of work shall be in Vancouver, British Columbia but Employee acknowledges the position will entail travel outside

of Vancouver, British Columbia, including to the Company's mining properties in Minnesota or such other locations wherever they may be located from time to time.

3.3 Facilities and Expenses. The Company shall make available to Employee such office space, office equipment and furnishings in its office in Vancouver, British Columbia as are suitable and appropriate to Employee's title and duties. The Company shall promptly reimburse Employee for all reasonable expenses incurred in the performance of his duties hereunder, including without limitation, expenses for entertainment, travel, management, and use of internet and the telephone, subject to the Company's reasonable requirements with respect to the reporting and documentation of such expenses.

ARTICLE 4
COMPENSATION

4.1 Base Salary. The Company agree to pay Employee an annual base salary of $156,000 (referred to hereinafter as the "**Annual Salary**"), less statutory deductions and tax withholdings, payable monthly in arrears. Employee's Annual Salary shall be reviewed at least annually and may be increased, but not decreased, consistent with general compensation increases for the Company's employees and as appropriate in light of the performance of Employee and the Company.

4.2 Bonus. The Company may award the Employee an annual cash bonus in such amount and payable at such time as the Compensation Committee of the Board of Directors of the Company determines, in its sole discretion, to be appropriate. The Employee understands that the award and determination of the amount of any such bonus is solely in the discretion of the Company and that, unless and to the extent awarded and determined, the Employee has no entitlement to an annual cash bonus.

4.3 Benefits. Subject to the Employee meeting all applicable eligibility requirements (many of which are not set by the Company but by an independent insurer) the Company shall be responsible for Employee benefits, including medical, dental and short and long-term disability insurance, and Employee shall participate in any other Company benefit plans adopted for senior Employees of the Company. In addition, the Company shall pay annual membership dues to the professional body of which the Employee is a member and other professional organizations approved by the Chief Financial Officer of the Company, and allow the Employee to participate, from time to time, in courses or training related to the Employee's position with the Company

4.4 Vacation. Employee shall be entitled to four weeks' vacation annually, during which time Employee is not required to provide services to the Company except to meet urgent business needs of the Company (the "**Vacation**"). The dates of Vacation times shall be agreed between the Company and Employee taking into account the needs of the Company. Employee must take all vacation earned by June 30 of the following year unless the Company agrees otherwise in writing.

4.5 Options. The Company has granted to the Employee, the right and option to purchase (the "**Option**") from the Company all or any part of an aggregate amount of 450,000 shares of the Common Shares of the Company under the Company's Share Option Plan attached hereto as set forth in Schedule A (which also contains the vesting schedule of the time of the

vesting of the Options). The Employee acknowledges that any additional grant of options to purchase Common Shares of the Company under the Company's Share Option Plan will be determined by the Compensation Committee of the Company's Board of Directors, subject to the approval of the Company's Board of Directors. The Employee understands that the award and determination of the amount of any additional options to purchase shares of the Common Shares of the Company under the Company's Stock Option Plan or otherwise is solely in the discretion of the Company and that, unless and to the extent granted, the Employee has no entitlement to any options to purchased Common Shares of the Company except as set forth in Schedule A. In the event of a Change of Control of the Company or the employee being terminated by the Company Without Cause (both as defined in Article 5 of this agreement), any Options which have been granted to the employee, but which have yet to vest at that time, shall immediately vest and be exercisable for ninety (90) days thereafter, notwithstanding any provision to the contrary in any plan or other agreement.

ARTICLE 5
TERMINATION

5.1 Termination by the Company Without Cause; If Employee's employment is terminated by the Company without Cause (as defined below) the Company shall pay Employee at the time of such termination (the "**Termination Date**") in a lump sum a cash amount equal to: three times the Annual Salary in effect immediately preceding the time of such termination.

5.2 Termination by the Company for Cause. The Company may terminate Employee's employment for "Cause" at any time without notice or compensation. For the purposes of this Agreement, "**Cause**" includes:

(a) employee's failure to substantially perform his duties hereunder other than by reason of disability, which failure is not rectified within fifteen (15) days after written notice to Employee by the Company of such failure,

(b) employee's dishonesty in the performance of his duties hereunder,

(c) employee's conviction of a felony or equivalent serious offence under the laws of any country,

(d) any other material breach of Employee's obligations hereunder which is not rectified within fifteen (15) days of written notice thereof to Employee by the Company; or

(e) any other conduct which would be just cause for terminating Employee's employment at common law.

5.3 Termination After a Change of Control. This section 5.3 shall operate notwithstanding any other provision of this Agreement and in lieu of section 5.1 in the circumstances described herein. If, within six (6) months after a Change of Control (as defined below), the Employee resigns for Good Reason (as defined below) or the Company terminates Employee's employment without Cause, the Company shall provide Employee with the a lump sum cash amount equal to three times the Annual Salary in effect immediately preceding such termination.

5.4 Change of Control Defined. For the purposes of this Agreement, "**Change of Control**" means:

(a) the acquisition, directly or indirectly, by any person or group of persons acting in concert, as such terms are defined in the British Columbia Securities Act of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting in concert, totals for the first time 50% of the outstanding common shares of the Company; or

(b) the removal, by extraordinary resolution of the shareholders of the Company, of more than 51 % of the then incumbent directors of the Company, or the election of a majority of directors to the Board of the Company who were not nominees of the Company's incumbent Board at the time immediately preceding such election; or

(c) consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect, except where such sale or transaction is for the purpose of financing the development or construction of a mine and such transaction has been approved by a majority of the Board of Directors of the Company.

5.5 Good Reason Defined. For the purposes of this Agreement, "**Good Reason**" means the occurrence of any of the following without Employee's consent in writing:

(a) a material reduction in Employee's responsibilities, authorities or duties;

(b) employee's services are no longer required or the position set forth in section 1.1 is eliminated, other than by reason of promotion or termination for Cause;

(c) the Company fails to pay Employee any Annual Salary payable hereunder or to grant any Options to be granted hereunder, which failure is not cured within thirty (30) days of receipt by the Company of written demand from Employee which describes in reasonable detail the default;

(d) a material reduction in the Annual Salary;

(e) a material reduction in Employee's reasonable opportunity to earn incentive compensation under any incentive plan in which all senior management of the Company participate;

(f) the failure of the Company to obtain a written agreement to expressly assume this Agreement from any successor owner (whether such succession is direct or indirect by purchase, merger, consolidation or otherwise) of substantially all of the business and/or assets of such Company; or

(g) the relocation of the place of employment of the Employee to a location of more than 50 miles from its present location.

5.6 Voluntary Termination by Employee. Employee shall have the right to voluntarily resign employment and terminate this Agreement upon thirty (30) days' written notice to the Company.

5.7 Termination by Death or Disability. Upon termination of Employee's employment due to death of Employee, Employee shall be entitled to the Annual Salary at the rate in effect at the time of Employee's death through the end of the month in which death occurs. The Company may terminate Employee's employment without notice or compensation if Employee becomes physically or mentally incapacitated and is therefore unable for a period of one hundred eighty (180) consecutive days or periods totalling more than 180 days in any 12 month period to perform the essential duties of the position, with or without reasonable accommodation.

5.8 Payments on Termination. On termination of employment under any of the foregoing paragraphs, the Company shall pay Employee his Annual Salary to the date of termination, any vacation pay accrued but not taken to that date, any reimbursable expenses and any other compensation accrued due and payable as of the date of such termination.

5.9 Release and Waiver. The Employee agrees that the rights, entitlements and benefits set out in this Agreement to be paid to the Employee are in full satisfaction of all rights of the Employee in respect of the employment of the Employee by the Company under any law or statute. Upon payment to the Employee of all amounts payable under this Agreement, the Employee releases and forever discharges the Company and its shareholders, directors and officers and each of them (the "**Releasee**"), of and from any and all actions, causes of action, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown, and which the Employee has or at any time hereafter can, shall or may have against the Releasees or any of them in any way resulting or arising from any cause, matter or thing whatsoever in respect of the termination of the employment by the Employee with the Company.

ARTICLE 6
NON-COMPETITION AND CONFIDENTIALITY

6.1 Necessity of Covenant. The Company and Employee acknowledge that:

(a) the business of the Company is highly competitive;

(b) the Company receives and maintains confidential information and trade secrets as described in section 6.5, all of which are zealously protected and kept secret by the Company;

(c) in the course of his employment, Employee will acquire certain of the information described in section 6.5 and the Company would be adversely affected if such information subsequently, and in the event of the termination of Employee's employment, is used for the purposes of competing with the Company; and

(d) for these reasons, both the Company and Employee further acknowledge and agree that the restrictions contained herein are reasonable and necessary for the

protection of their respective, legitimate interests and that any violation of these restrictions would cause irreparable and substantial injury to the Company.

6.2 Covenant Not to Compete. Employee agrees that during his employment and for a period of two (2) years after the end of his employment with the Company, for any reason, Employee will not, without the express written permission of the Company, which may be given or withheld in the Company's sole discretion, directly or indirectly:

(a) own, manage, operate, be employed by, provide services to, control, lend money to, endorse the obligations of, or

(b) participate or be connected as an officer, director, shareholder owning or controlling more than 5% of the common shares of a publicly-held company, shareholder of a closely-held company, consultant, partner, or otherwise,

in respect of any business, or enterprise, engaged in or which proposes to be engaged in mining or mining exploration within 50 miles of the perimeter of any significant mineral property in which the Company then has or is, to the knowledge of Employee, then proposing to acquire a direct or indirect interest. On termination of employment, this covenant shall apply only in respect of mineral properties in which, as of the date of termination, the Company then has or is, to the knowledge of Employee, proposing to acquire a direct or indirect interest.

6.3 Disclosure of Outside Activities and No Prior Covenant. Employee, during the term of his employment by the Company, shall not engage in any directorship, business activity or investment, including investment by a member of Employee's immediate family, or engagement which may be in conflict with the Company's interests. Employee further represents and warrants to the Company that, as of the date of this Agreement, he is not under any legal obligation to any other person, including under any non-competition type agreement, which would prevent him from carrying out all of his duties under this Agreement.

6.4 Survival. The terms of this Article shall survive the expiration or termination of this Agreement for any reason. The Company shall be entitled to enforce this Article notwithstanding any breach or alleged breach of any obligation of the Company to Employee.

6.5 Nondisclosure of Confidential Information. Employee agrees that he shall not, during his employment and indefinitely thereafter, use for his own benefit or that of any other person any such Confidential Information acquired during the term of his employment by the Company. Further, during his employment and for two (2) years thereafter, Employee shall not, without the written consent of the Board of Directors of the Company or a person duly authorized thereby, which consent may be given or withheld in the Company's sole discretion, disclose to any person, other than an employee, director or consultant of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties, any Confidential Information obtained by him while employed by the Company. "**Confidential Information**" shall mean any information that is not generally known, outside the Company and that is proprietary to the Company, relating to any phase of the Company's existing or reasonably foreseeable business that is disclosed to Employee by the Company or received by Employee in the course of his employment, including information conceived, discovered or developed by Employee. Confidential Information also

includes, but shall not be limited to, business plans, financial statements and projections, payroll and personnel records, proposals, financing information, geotechnical and mineral surveys, test results and reports relating to mining properties and any other document or information that is designated by the Company as "Confidential". For greater certainty, unless otherwise expressly directed, Employee shall be entitled to share confidential information of the Company with other employees and directors of the Company.

6.6 Return of Confidential Information. Upon termination of employment, Employee agrees to deliver to the Company all Company property, including materials that include Confidential Information, and all other materials of a confidential nature that belong to or relate to the business of the Company, including copies thereof. Employee will also delete any Confidential Information from any personal computing devices in Employee's possession or control.

6.7 Exceptions. The restrictions and obligations in section 6.5 shall not apply with respect to any Confidential Information which: (i) is or becomes generally available to the public through any means other than a breach by Employee of his obligations under this Agreement; (ii) is disclosed to Employee after termination of his employment by the Company without an obligation of confidentiality by a third party who has the right to make such disclosure; (iii) is developed independently by Employee without use of or benefit from the Confidential Information; (iv) was in possession of Employee without obligations of confidentiality prior to receipt under this Agreement; or (v) is required to be disclosed to enforce rights under this Agreement.

6.8 Fair and Reasonable. Employee believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in this Article 6, are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any jurisdiction, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or blue-lined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein. In the alternative, to the extent any provision of this Agreement is held to be void, invalid or unenforceable by any court of competent jurisdiction, the remaining provisions or parts thereof shall be and remain in full force and effect.

6.9 Irreparable Harm. Employee acknowledges that a breach by Employee of any of the terms of Article 6 of this Agreement will inflict irreparable harm on the Company; and that in the event of such breach the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

ARTICLE 7
GENERAL PROVISIONS

7.1 Permitted Assignment. The Company shall have the right to assign this Agreement on written notice to Employee to the Company's successors or an affiliate (as defined in the British Columbia Business Corporations Act) of the Company without Employee's consent, provided that such Company shall remain jointly and severally liable to Employee for its obligations under this Agreement together with such successor or affiliate. All covenants or

agreements hereunder shall enure to the benefit of and be enforceable by or against such permitted successors or assigns.

7.2 Successors and Assigns. The terms "successors" and "assigns" shall include any person or entity which buys or otherwise acquires all or substantially all of the Company's assets, or with which it merges or consolidates.

7.3 Insurance. Employee agrees that the Company may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Employee that the Company may deem necessary or advisable to protect its interests hereunder; and Employee agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with the Company in preparing such insurance. Employee agrees that he shall have no right, title, or interest in or to such insurance or the proceeds thereof. The Company agrees to carry Director's and Officer's insurance to such limit, with such deductible, against such risks and upon such other terms and conditions as may be determined from time to time by the Company's Board of Directors in order to protect Employee from personal liability claims arising from the lawful and ordinary conduct of business.

7.4 Failure to Demand, Performance and Waiver. The failure by either party to demand strict performance and compliance with any part of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by the Company or Employee of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

7.5 Entire Agreement. This agreement supersedes and replaces all other agreements between the Company and the Employee in respect of services to be rendered by the Employee to the Company. The parties agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by the parties.

7.6 Governing Law and Choice of Forum. The parties hereby agree that this Agreement shall be construed in accordance with the laws of the province of British Columbia and the laws of Canada applicable therein. The parties further agree that all disputes and claims arising under this Agreement or out of any legal obligation alleged to arise from Employee's employment shall be brought in the courts of British Columbia, Canada.

7.7 Withholding. Notwithstanding anything to the contrary herein, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation subject to any payments qualifying for relief from withholding by virtue of the transfer thereof to registered plans as permitted by the *Income Tax Act* (Canada) and taking into account any relief from such withholding requirements to which the Employee may be entitled pursuant to the administration of the *Income Tax Act* (Canada).

7.8 Legal Fees. If either party shall commence any action or proceeding against the other that arises out of the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable legal fees.

7.9 Employee Acknowledgement. The Employee acknowledges that:

(a) the Employee has had sufficient time to review this Agreement thoroughly;

(b) the Employee has read and understands the terms of this Agreement and the obligations hereunder; and

(c) the Employee has been represented by his own legal counsel throughout the negotiations and discussions leading to the signing of this Agreement.

7.10 Fresh Consideration. The Company has provided the Employee with $10.00 fresh consideration for entering into this Agreement. The Employee acknowledges receipt of this fresh consideration.

IN WITNESS WHEREOF, the Company has signed its name by its authorized representative and Employee hereunder has signed his name, all as of the day and year first above written.

POLYMET MINING CORP.

By: ____________________

Its: PRESIDENT & CEO

By the Employee

____

Niall Moore

____

Witness

STEPHANIE HUNTER

Witness Name (Print)

1003 - 1177 W. HASTINGS

Witness Address

VANCOUVER, BC